EXHIBIT 4.2

                           HEMISPHERx BIOPHARMA, INC.
                      (FORMERLY HEM PHARMACEUTICALS CORP.)
              AMENDED AND RESTATED 1992 EMPLOYEE STOCK OPTION PLAN

1. Administration of Plan

This plan is intended to provide for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue code of 1986, as amended (the "Code"), to employees of HEM Pharmaceuticals Corp. (the "Company") and its subsidiaries from time to time, and for the grant of non-qualified stock options to employees, directors, consultants and others whose efforts are important to the success of the Company. This Plan shall be administered by a committee of the Board of Directors, consisting of at least three "disinterested persons" within the meaning of SEC Rule 16b-3 (the "Option Committee"). Subject to the provisions of Section 13, the Option Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.

2. Shares Covered by Plan

Options may be granted under the Plan while the Plan is in effect for the purchase of not in excess of 92,160(1) shares of the Common Stock, $.001(1) par value ("Common Stock"), of the Company. Shares covered by unexercised options which are no longer exercisable for any reason shall be available for issuance under options granted hereunder for purposes of computing the foregoing limitation unless the Plan has been terminated. Shares delivered on exercise of options may be made available from authorized and unissued stock or from stock held in the Treasury of the Company.

3. Eligibility

All employees, directors, consultants and others whose efforts are important to the success of the Company shall be eligible to receive options under this Plan; provided, that incentive stock options may be granted only to employees of the Company or its corporate subsidiaries.

4. Allotment of Options and Number of Shares.

The allotment of options among the eligible grantees, the number of shares to be covered by each option to be granted, and the designation of options as either incentive stock options or non-qualified stock options shall be determined by the Option Committee.


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5. Option Agreements; Terms of Options.

Each grantee to whom an option is granted shall enter into a written agreement with the Company setting forth the terms and conditions of the option granted to him, which agreement may contain such terms, condition and restrictions not inconsistent with the terms of the Plan as the Option Committee shall approve in each case.

6. Option Price.

The price to be paid by a grantee who exercises an option shall be determined by the Option Committee but except in the case of substituted options granted pursuant to Section 11 shall in no event be less than (a) in the case of an incentive stock option, the fair market value of the Common Stock on the date such option is granted, or (b) in the case of a non-qualified stock option, 50% of the fair market value of the Common Stock on the date such option is granted.

7. Duration and Rate of Exercise of Options.

The option period shall be fixed by the Option Committee but in any event each option shall by its terms be exercisable no later than the expiration of ten years from the date such option is granted.

The Option Committee shall determine the rate at which each option shall be exercisable.

The Option Committee shall determine the manner in which each option shall be exercisable and the timing and form of the purchase price to be paid by a grantee upon the exercise of an option under the Plan. To the extent provided in the option agreement, payment of the purchase price may be in cash, part in cash and part by personal promissory note or in whole or in part by the surrender of a whole number of shares of previously issued Common Stock of the Company. Previously issued shares of Common Stock shall be accepted as payment in an amount equal to the then fair market value of the surrendered shares.

8. Nontransferability of Options.

Each option granted under the Plan to any person shall by its terms not be transferable by him otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

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9. Rights of a Stockholder.

An optionee shall have no rights as a stockholder with respect to any shares covered by his options until he shall have become the holder of record of such shares, and no adjustment shall be made, except adjustments pursuant to section 10 hereof, for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which he shall have become the holder of record thereof.

10. Effect of Change in Stock Subject to the Plan.

If there is any change in the shares of Common Stock of the Company through the declaration of stock dividends or through recapitalizations resulting in stock split-ups or combinations or exchanges of shares or otherwise, the number of shares available for options, the exercise price of outstanding options, and the number of shares subject to any option shall be appropriately adjusted by the Option Committee, and in their discretion, in such cases, fractional parts of shares may be disregarded.

11. Grant of Options in Connection with Certain Acquisitions.

The Option Committee may grant options under the Plan in substitution for options granted under plans of other employers, if such grant occurs in connection with a corporate merger, consolidation, separation, reorganization, or liquidation to which the Company or any of its subsidiaries is a party, or by reason of the acquisition of property or stock of another corporation by the Company or any of its subsidiaries, provided that such transaction is a transaction to which Section 424(a) of the Code applies. The Stock Option Committee may impose such terms and conditions upon the grant of any incentive stock option under this Section as are necessary to ensure that the substitution will qualify under said Section 424(a) and will not constitute a modification of the option under Section 424(h) of the Code, even though any such term or condition would otherwise be inconsistent with the provisions of this Plan. Options granted under the provisions of this Section may be granted at a price less than the fair market value of the Common Stock on the date such option is granted, so long as the ratio of the option price to the fair market value of the Common Stock is no more favorable to the optionee than the ratio of the option price to the fair market value of the stock subject to the old option immediately before such substitution. Except as otherwise specifically provided in the agreement setting forth the terms and conditions of such an option, the provisions of this Plan shall govern any options granted under this Section. Nothing in this Section shall be deemed to authorize


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the  grant of  options  under  the Plan for a number  of shares in excess of the number set forth in Section 2.

12. Use of Proceeds.

The proceeds received by the Company from the sale of stock pursuant to the Plan may be used for general corporate purposes.

13. Amendment and Discontinuance.

The Board of Directors may from time to time alter or suspend and at any time discontinue the Plan. However, no action of the Board of Directors may, without approval of the stockholders, increase the maximum number of shares to be offered for sale under options in the aggregate (other than according to the terms of Section 10 above), modify the provisions of Section 3 hereof regarding eligibility, reduce the purchase price at which shares may be offered pursuant to options (other than according to the terms of Section 10) or extend the expiration date of the Plan; nor may any action of the Board of Directors or the stockholders alter or impair an optionee's rights under any outstanding option previously granted under the Plan, without the consent of the holder of the option.

14. Effective Date and Termination Date.

This Plan and any amendment thereto requiring stockholder approval shall become effective upon the date of its adoption by the Board of Directors, subject, however to approval by the stockholders of the Company within twelve months of such date. The Plan shall remain in effect until terminated by the Board of Directors, but not later than ten years after the date the Plan is initially adopted by the Board of Directors, or is approved by the shareholders, whichever first occurs.

December 3, 1992.

Note (1): Plan amended to reflect stock splits consisting of a 2.17015:1 Reverse Stock Split effected on May 9, 1994 and a 2:1 Forward Stock Split on November 30, 1994. Also reflects a change in par value to $.001 per share effective June 29, 1994.